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Exhibit 10.2
Form 10-SB
Dr. Christopher's Original Formulas Inc.
File No.:


             ADDENDUM TO MARKETING RIGHTS AGREEMENT

     THIS ADDENDUM to the Revised and Restated Marketing Rights Agreement dated July 1, 2000 ("Agreement") is made and entered into as of the 14th day of May, 2001, by and between Christopher Enterprises, Inc a Utah corporation, hereinafter "Enterprises", and Dr. Christopher Original Formulas, Inc., a Utah Corporation, hereinafter "Marketing".

     1. Subject to compliance with the annual sales condition set forth in Section 3 of the Agreement and the payment conditions of Section 4 of the Agreement, on the five year anniversary of the Agreement Enterprises shall automatically be deemed to have sold, transferred, and conveyed to Marketing all right, title, and interest in and to:

a. Dr. Christopher's original formulas, all of the David Christopher formulas and products, and all other products marketed and/or sold by Enterprises or any of their agents (the "Products"); provided, that The School of Natural Healing owned and operated by David Christopher or his designee or assigns shall have a perpetual license and right to use, dispense, and sell the Products to its patients for personal treatment and trainees for educational purposes.

b. The Dr. Christopher's name and likeness, all registered trademarks and proprietary information in conjunction with all Dr. Christopher formulas and products marketed and sold by Enterprises or their agents, including all trademarks and proprietary information in conjunction with David Christopher's formulas and products marketed, and sold by Enterprises or their agents, or any other product that is affiliated with Enterprises (the "Proprietary Rights"); provided, that The School of Natural Healing owned and operated by David Christopher or his designee or assigns shall have a perpetual license and right to use the Proprietary Rights in the operation of its business as an educational institution dedicated to the promotion of the natural healing arts.

     2. From and after July 1, 2005, the obligation of Marketing to pay the monthly license fee under Section 4 of the Agreement shall continue through June 1, 2010, as payment for the purchase of the property conveyed hereunder.

     3. From July 1, 2000, and thereafter, Marketing grants to Enterprises the first right to sell to Marketing the Products offered and sold by Marketing, subject to Enterprises being able to manufacture and deliver such Products on a timely basis that will enable Marketing to meet its sales and delivery commitments and subject further to Enterprises selling such Products to Marketing at prices comparable to prices that Marketing can obtain for the same type and amount of Product from unrelated third

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party suppliers. Full disclosure of all sourcing information shall be provided by both parties to each other.

     4.   Commencing July 1, 2000, and continuing thereafter,
Marketing covenants and agrees that:

     (a) The Products will be made from whole herbs or whole herb extracts, and that no alkaloids or other constituents will be added.
(b) No inorganic (not through plant life) substances will be sold under the Proprietary Rights.

     (c) No animal parts or derivatives will be added to the Products or sold under the Proprietary Rights.

     (d) No fillers or binders will be added to the Products regardless of whether the Products are capsulated, in bulk, or processed.

     (e) Products will only be produced with high quality fresh, clean, non-irradiated, and chemical additive free herbs and plants.

     (f) Marketing will endeavor to market Products that contain only organic or wild crafted herbs whenever available.

     (g) No change in any Product formula may be made without the prior written approval of a Master Herbalist designated by Enterprises, and the parties agree and acknowledge that such designated Master Herbalist shall be: first, David Christopher; second, a Master Herbalist designated by David Christopher; and third, a Master Herbalist designated by a majority of the lineal descendents in the same generation in closest proximity to Dr. John Raymond Christopher.

     (h) The Proprietary Rights will only be used in honest business practices.

     (i)  All advertisements and other uses of the Proprietary
Rights will maintain the dignity and integrity of the Dr.
Christopher name and likeness.

     (j) To use whenever allowed by law copyright notices to protect the Proprietary Rights.

     (k) Not to use any new images of Dr. Christopher without the prior written approval of a person designated by Enterprises, and the parties agree and acknowledge that such designated person shall be: first, David Christopher; second, a person designated by David Christopher; and third, a person designated by a majority of the lineal descendents in the same generation in closest proximity to Dr. John Raymond Christopher.

     5. Except as modified or amended by this Addendum, all remaining terms and provisions of the Agreement shall remain in full force and effect.

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Effective this 14th day of May 2001.

DR. CHRISTOPHER'S ORIGINAL FORMULAS, INC

By /s/ Robert Scott, President

CHRISTOPHER ENTERPRISES, INC.

By /s/ Norman Bacalla, President

    /s/  Norman Bacalla, Owner

    /s/  Ruth Christopher Bacalla, Owner

    /s/  David Christopher, Owner

    /s/  Fawn Christopher, Owner

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